Exhibit 99.1

SOURCE: ACIES CORPORATION

 ACIES CORPORATION RECEIVES APPROXIMATELY $1.1 MILLION IN INSTITUTIONAL FUNDING

NEW YORK CITY - Feb. 8, 2005 - Acies Corporation (OTCBB: ACIE), an emerging leader in payment processing and electronic banking services to small and medium size merchants across the United States, today announced that it has received $1,067,500 in institutional and high net worth funding. In addition, the company may receive an additional $2,135,000 in proceeds, if the common stock purchase warrants issued pursuant to the financing are exercised, bringing total financing commitment up to $3,202,500. Sichenzia Ross Friedman Ference LLP (www.srff.com) represented the company in this transaction.

"We are very excited by this funding, and the quality of shareholders attracted to our company" said Acies President & CEO Oleg Firer. "We anticipate that these funds will assist us with executing our business plan in an aggressive manner, and have the resources to grow both organically and through selected acquisitions that we anticipate will be accretive to our top and bottom lines."

ABOUT ACIES CORPORATION

Acies, Inc.  ("Acies"),  a wholly owned subsidiary of Acies Corporation (OTC BB:
ACIE), is a financial services company that specializes in payment processing services and online banking services to small, medium, and large-size merchants across the United States. Acies' payment processing services enable merchants to process Credit, Debit, Electronic Benefit Transfer (EBT), Check Conversion, and Gift & Loyalty transactions. Acies also offers traditional and next-generation point-of-sale (POS) terminals, which enable merchants to utilize Acies' payment processing services. Acies' banking services offer customers traditional banking services, ability for customers to apply for an on-line bank account and pay bills electronically.

For more information, visit http://www.aciesinc.com.

Forward-looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Contact:
Acies Corporation
Oleg Firer, President & CEO
(212) 931-5177
oleg@aciesinc.com